SHARE EXCHANGE AGREEMENT, dated as of December 15, 2006 (the “Agreement”), among FINANCIAL SYSTEMS GROUP, INC., a Delaware corporation (“FSG”), SOLANA TECHNOLOGIES, INC., a Nevada corporation (“STI”), and MONARCH BAY CAPITAL GROUP, LLC, a California limited liability company (the “STI Shareholder”).

WHEREAS the STI Shareholder is the owner of 500,000 shares (the “STI Shares”) of common stock, $.001 par value, of STI, constituting 100% of the issued and outstanding capital stock of STI; and

WHEREAS FSG desires to acquire the STI Shares in exchange for an aggregate of 60,000 authorized, but unissued, shares of Series A Preferred Stock of FSG having such rights, preferences and privileges as set forth in the Series A Preferred Stock Certificate of Designations included as Exhibit A hereto (the “FSG Shares”), and the STI Shareholder desires to exchange the STI Shares for the FSG Shares; and

WHEREAS, prior to the date hereof, the respective boards of directors of each of FSG and STI have, and the STI Shareholder has, approved and adopted this Agreement and it is the intent of the parties hereto that the transactions contemplated hereby be structured so as to qualify as a tax-free exchange under Subchapter C of the Internal Revenue Code of 1986, as amended (the “Code”), and the provisions of this Agreement will be interpreted in a manner consistent with this intent.

NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants herein contained, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Definitions.

(a) The following terms, as used herein, have the following meanings:

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Taxes" means all taxes, assessments and governmental charges imposed by any federal, state, county, local or foreign government, taxing authority, subdivision or agency thereof, including interest, penalties or additions thereto.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Closing	2.02
Code	Recitals
FSG	Recitals
FSG Common Stock	3.02
FSG Shares	Recitals
Governmental Entity	3.04
Material Adverse Effect	4.01
Securities Act	2.02
STI	Recitals
STI Balance Sheet	4.08
STI Balance Sheet Date	4.06
STI Common Stock	4.02
STI Permits	4.12
STI Shares	Recitals
STI Shareholders	Recitals

ARTICLE 2
ACQUISITION AND EXCHANGE OF SHARES

Section 2.01 Exchange of Shares. Upon the terms and subject to the conditions of this Agreement, FSG will acquire the STI Shares in exchange for the FSG Shares at the Closing.

Section 2.02 Closing. The closing (the “Closing”) of the acquisition of the STI Shares hereunder shall take place at the offices of STI in Irvine, California as soon as possible, but in no event later than three business days, after the satisfaction of the conditions set forth in Article VII, or at such other time or place as FSG and STI may agree. At the Closing,

(a) FSG will file the Series A Certificate of Designations included as Exhibit A hereto with the Delaware Secretary of State.

(b) FSG will deliver to the STI Shareholder or its designee, stock certificates representing the FSG Shares in accordance with Schedule 2.02 hereto.

(c) STI will deliver to FSG stock certificates or other evidences representing all of the issued and outstanding shares of STI Capital Stock, duly endorsed, so as to make FSG the holder thereof, free and clear of all Liens.

All FSG Shares to be issued hereunder shall be deemed “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). All FSG Shares to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder. Certificates representing the FSG Shares to be issued hereunder shall bear a restrictive legend in substantially the following form:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be offered for sale, sold, or otherwise disposed of, except in compliance with the registration provisions of such Act or pursuant to an exemption from such registration provisions, the availability of which is to be established to the satisfaction of the Company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FSG

FSG hereby represents and warrants to STI and the STI Shareholders that:

Section 3.01 Organization. FSG is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. FSG has heretofore delivered to STI accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of FSG.

Section 3.02 Capitalization.

(a) The authorized capital stock of the FSG consists of (i) 350,000,000 shares of common stock, par value $.001 per share (“FSG Common Stock”), of which, as of the date hereof, 14,860,000 were issued and outstanding and (ii) 20,000,000 shares of preferred stock, par value $.001 per share, of which, as of the date hereof, none were issued and outstanding.

(b) FSG does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business.

Section 3.03 Corporate Authorization. The execution, delivery and performance by FSG of this Agreement and the consummation by FSG of the transactions contemplated hereby are within FSG’s corporate powers and have been duly authorized by all necessary corporate action of FSG. This Agreement has been duly and validly executed and delivered by FSG and constitutes a valid and binding agreement of FSG, enforceable against FSG in accordance with its terms.

Section 3.04 Governmental Authorization; Consents. The execution, delivery and performance by FSG of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority (a “Governmental Entity”).

Section 3.05 Non-Contravention. The execution, delivery and performance by FSG of this Agreement do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of FSG, or (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to FSG.

Section 3.06 No Operations. Except for the obligations and liabilities incurred in connection with this Agreement and the other agreements and transactions contemplated hereby, FSG has not engaged in any business or activities whatsoever since December 31, 2005.

Section 3.07 Litigation. To the knowledge of FSG, there is no action, suit, investigation, proceeding, review pending against, or threatened against or affecting, FSG or any of its properties before any court or arbitrator or any Governmental Entity which, in the aggregate, are reasonably likely to have a Material Adverse Effect of FSG or materially delay the transactions contemplated hereby.

Section 3.08 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of FSG who might be entitled to any fee or commission from STI, FSG or any of their respective affiliates upon consummation of the transactions contemplated by this Agreement.

Section 3.09 Periodic Reporting. Since October 12, 2005, (i) the FSG Common Stock has not been registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) FSG has not been, and is not, subject to the periodic reporting requirements of Section 13 of the Exchange Act.

Section 3.10 Employees. FSG does not (a) have any employees, or (b) have, or contribute to, any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended)

Section 3.11 Validity of FSG Shares to be Issued. The shares of FSG Shares to be issued at the Closing are duly authorized and, when such FSG Shares have been duly delivered pursuant to the terms of this Agreement, such FSG Shares will be validly issued, fully paid, and nonassessable.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STI

STI hereby represents and warrants to FSG that:

Section 4.01 Organization. STI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. STI is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not in the aggregate have a material adverse effect on the business, operations or financial condition (a “Material Adverse Effect”) of STI. STI has heretofore delivered to FSG accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of STI.

Section 4.02 Capitalization.

(a) The authorized capital stock of the STI consists of 1,000,000 shares of common stock, par value $.001 per share (“STI Common Stock”), of which, as of the date hereof, 500,000 were issued and outstanding. All the issued and outstanding shares of STI Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above, there are not now, and at the Closing Date there will not be, any shares of capital stock (or securities substantially equivalent to capital stock) of STI issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the STI to issue, transfer or sell any of its securities.

(b) STI does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business.

Section 4.03 Corporate Authorization. The execution, delivery and performance by STI of this Agreement and the consummation by STI of the transactions contemplated hereby are within STI’s corporate powers and have been duly authorized by all necessary corporate action of STI. This Agreement has been duly and validly executed and delivered by STI and constitutes a valid and binding agreement of STI, enforceable against STI in accordance with its terms.

Section 4.04 Governmental Authorization; Consents.

(a) The execution, delivery and performance by STI of this Agreement require no action by or in respect of, or filing with, any Governmental Entity.

(b) No consent, approval, waiver or other action by an Person (other than any Governmental Entity referred to in (a) above) under any contract, agreement, indenture, lease, instrument, or other document to which STI is a party or by which either of them is bound is required or necessary for the execution, delivery and performance of this Agreement by STI or the consummation of the transactions contemplated hereby.

Section 4.05 Non-Contravention. The execution, delivery and performance by STI of this Agreement do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of STI, (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to STI; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of STI or to a loss of any benefit to which STI is entitled under any provision of any agreement, contract, or other instrument binding upon STI or any license, franchise, permit or other similar authorization held by STI or (iv) result in the creation or imposition of any Lien on any asset of STI.

Section 4.06 Financial Statements. The unaudited financial statements of STI for the period ended September 30, 2006 (the “STI Balance Sheet Date”) previously delivered to FSG fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as indicated in the notes thereto), the financial position of STI as of the date thereof and its results of operations and cash flow for the period then ended (subject to normal year-end adjustments).

Section 4.07 Absence of Certain Changes. Except as set forth in Section 4.07 of the STI Disclosure Schedule, since the STI Balance Sheet Date, STI has conducted its business in the ordinary course consistent with past practices and there has not been:

(a) any material adverse change in the business, operations or financial condition of STI;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of STI, or any repurchase, redemption or other acquisition by STI of any outstanding shares of capital stock or other securities of, or other ownership interests in, STI;

(c) any amendment of any material terms of any outstanding security of STI;

(d) any incurrence, assumption or guarantee by STI of any indebtedness for borrowed money;

(e) any creation or assumption by STI of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

(f) any making of any loan, advance or capital contributions to or investment in any Person;

(g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of STI which, individually or in the aggregate, would reasonable be expected to have a Material Adverse Effect of STI;

(h) any transaction or commitment made, or any contract or agreement entered into, by STI relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by STI of any material contract or other right, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(i) any change in any method of accounting or accounting practice by STI, except for any such change after the date hereof required by reason of a concurrent change in generally accepted accounting principles; or

(j) any (i) grant of any severance or termination pay to any officer, director or employee of STI, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of STI, (iii) increase in benefits payable under an existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of STI.

Section 4.08 No Undisclosed Liabilities. Except as and to the extent set forth in Section 4.08 of the STI Disclosure Schedule, to the knowledge of STI, there are no liabilities of STI of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

(a) Liabilities disclosed or provided for in the unaudited balance sheet of STI as of September 30, 2006 (the “STI Balance Sheet”) previously delivered to FSG;

(b) Liabilities incurred in the ordinary course of business consistent with past practice since the STI Balance Sheet Date, which in the aggregate are not material to STI; and

(c) Liabilities not required under generally accepted accounting principles to be shown on the STI Balance Sheet for reasons other than the contingent nature thereof or the difficulty of determining the amount thereof.

Section 4.09 Properties. STI has good and marketable title to, or in the case of leased property has valid leasehold interests in, all property and assets (whether real or personal, tangible or intangible) reflected on the STI Balance Sheet or acquired after the STI Balance Sheet Date, except for properties and assets sold since the STI Balance Sheet Date in the ordinary course of business consistent with past practices or as contemplated by this Agreement. None of such properties or assets is subject to any Liens, except:

(a) Liens disclosed on the STI Balance Sheet;

(b) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the STI Balance Sheet); or

(c) Liens which do not materially detract from the value of such property or assets as now used.

Section 4.10 Material Contracts.

(a) Except for agreements, contracts, plans, leases, arrangements or commitments set forth in Section 4.10 of the STI Disclosure Schedule, STI is not a party to or subject to:

(i) Any lease providing for annual rentals of $5,000 or more;

(ii) Any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by STI of $10,000 or more;

(iii) Any sales, distribution or other similar agreement providing for the sale by STI of materials, supplies, goods, services, equipment or other assets that provides for annual payments to STI of $10,000 or more;

(iv) Any partnership, joint venture or other similar contract or arrangement;

(v) Any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $10,000;

(vi) Any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by STI;

(vii) Any agency, dealer, reseller, sales representative or similar agreement;

(viii) Any contract or other document that substantially limits the freedom of STI to compete in any line of business or with any Person or in any area or which would so limit the freedom of STI after the Closing Date;

(ix) Any other contract or commitment not made in the ordinary course of business that is material to STI.

(b) Each agreement, contract, plan, lease, arrangement and commitment required to be disclosed on Section 4.10 of the STI Disclosure Schedule is a valid and binding agreement of STI and is in full force and effect, and neither STI nor any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

Section 4.11 Litigation. Except as disclosed in Section 4.11 of the STI Disclosure Schedule, there is no action, suit, investigation, proceeding, review pending against, or to the knowledge of STI threatened against or affecting, STI or any of its properties before any court or arbitrator or any Governmental Entity which, in the aggregate, are reasonably likely to have a Material Adverse Effect of STI or materially delay the transactions contemplated hereby.

Section 4.12 Compliance with Laws; No Defaults.

(a) STI holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its businesses (the "STI Permits"), except for failures to hold such STI Permits which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect of STI. STI is in compliance with the terms of the STI Permits, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect of STI. The business of STI is not being conducted in violation of any applicable law, ordinance, rule, regulation, decree or order of any Governmental Entity, except for violations which in the aggregate do not and would not reasonably be expected to have a Material Adverse Effect of STI.

(b) Except as set forth in Section 4.12 of the STI Disclosure Schedule, STI is not in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which STI is a party or by which it or any of their material amount of its properties or assets is bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to STI, which defaults or violations would, in the aggregate, reasonable be expected to have a Material Adverse Effect of STI or which would materially delay the consummation of the transactions contemplated hereby.

Section 4.13 Taxes. Except as set forth in Section 4.13 of the STI Disclosure Schedule, STI has duly filed all material federal, state, local and foreign tax returns required to be filed by it, and STI has duly paid, caused to be paid or made adequate provision for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has made adequate provision for payment of all Taxes anticipated to be payable in respect of all calendar periods since the periods covered by such returns. No issue or claim has been asserted for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a Material Adverse Effect of STI, other than those heretofore paid or provided for. Except as set forth in Section 4.13 of the STI Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal or foreign income tax return of STI or its subsidiaries.

Section 4.15 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of STI who might be entitled to any fee or commission from STI, FSG or any of their respective affiliates upon consummation of the transactions contemplated by this Agreement.

Section 4.16 Employees. Except as set forth in Section 4.16 of the STI Disclosure Schedule, STI does not have, or contribute to, any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), or has any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, sick pay, sick leave, insurance, service award, relocation, disability, tuition refund, or other benefits, whether oral or written.

Section 4.17 Questionable Payments. Neither STI, nor any director, officer, agent, employee, or other person associated with, or acting on behalf of, STI, nor any stockholder of STI has, directly or indirectly: used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

 Section 4.18 Completeness of Disclosure. No representation or warranty by STI in this Agreement contains or, and at the Closing Date will contain, an untrue statement of material fact or omits or, at the Closing Date, will omit to state a material fact required to be stated therein or necessary to make the statements made not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF STI SHAREHOLDER

The STI Shareholder hereby represents and warrants to FSG that:

Section 5.01 Representations and Warranties of STI. To the knowledge of the STI Shareholder, the representations and warranties of STI set forth in Article IV hereof are true and correct in all material respects. Nothing has come to the attention of the STI Shareholder that would lead the STI Shareholder to believe that any representation or warranty of STI set forth in Article IV hereof is untrue or incorrect in any material respect.

Section 5.02  Authority. The STI Shareholder has approved this Agreement and duly authorized the execution and delivery hereof. The STI Shareholder has full power and authority to execute, deliver, and perform this Agreement and the transactions contemplated hereby and in connection herewith.

Section 5.03  Ownership of Shares. The STI Shareholder owns beneficially all of the shares of STI Shares. The STI Shareholder has full power and authority to transfer the STI Shares to FSG under, pursuant to, and in accordance with, this Agreement, and such shares are free and clear of any Liens and such shares are not subject to any claims as to the ownership thereof, or any rights, powers or interest therein, by any third party and are not subject to any preemptive or similar rights of stockholders.

Section 5.04  Investment Representations and Covenants.

(i) The STI Shareholder represents that it is acquiring the FSG Shares for its own account and for investment only and not with a view to distribution or resale thereof within the meaning of such phrase as defined under the Securities Act. The STI Shareholder shall not dispose of any part or all of such FSG Shares in violation of the provisions of the Securities Act and the rules and regulations promulgated under the Securities Act by the Securities and Exchange Commission and all applicable provisions of state securities laws and regulations.

(ii) The certificate or certificates representing the shares of FSG Shares shall bear a legend in substantially the form set forth in Section 2.02 hereof.

(iii) The STI Shareholder acknowledges being informed that the FSG Shares shall be unregistered, shall be “restricted securities” as defined in paragraph (a) of Rule 144 under the Securities Act, and must be held indefinitely unless (a) they are subsequently registered under the Securities Act, or (b) an exemption from such registration is available. The STI Shareholder further acknowledges that FSG does not have an obligation to currently register such securities for the account of STI Shareholder.

(iv) The STI Shareholder acknowledges that it has been afforded access to all material information which it has requested relevant to its decision to acquire the FSG Shares and to ask questions of FSG’s management and that, except as set forth herein, neither FSG nor anyone acting on behalf of FSG has made any representations or warranties to the STI Shareholder which have induced, persuaded, or stimulated the STI Shareholder to acquire such FSG Shares.

(v) The STI Shareholder is an “accredited investor” as defined in Rule 501(a) under the Securities Act and has the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment in the FSG Shares, and the STI Shareholder is and will be able to bear the economic risk of the investment in such FSG Shares.

ARTICLE VI
COVENANTS

Section 6.01 Covenants of FSG. FSG agrees that:

(a) Conduct of FSG. During the period from the date of this Agreement and continuing until the Closing Date, FSG shall conduct its business in the ordinary course consistent with past practices and to use its reasonable commercial efforts to preserve intact its business organization. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, FSG will not:

(i) Adopt or propose any change in its certificate of incorporation or bylaws;

(ii) Merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

(iii Except as expressly permitted by this Agreement, sell, lease, license or otherwise dispose of any material assets or properties except (A) pursuant to existing contracts or commitments and (B) in the ordinary course of business consistent with past practice; or

(iv) Agree or commit to do any of the foregoing.

FSG will not (i) take or agree or commit to take any action that would make any representation and warranty of FSG inaccurate in any respect at, or as of any time prior to, the Closing Date, (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time, or (iii) make any agreement or reach any understanding not approved in writing by FSG as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement.

(b) Additional Covenants of FSG. Effective at the Closing, the Board of Directors of FSG shall take all required corporate action to cause the Board of Directors of FSG to consist of David Walters (the “New FSG Board”).

(c) Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), FSG shall afford to the officers, employees, accountants, counsel and other representatives of STI, access, during normal business hours during the period prior to the Closing, to all of FSG’s properties, books, contracts, commitments and records and, during such period, FSG shall furnish promptly to the other all information concerning the STI’s business, properties and personnel as STI may reasonably request.

(d) Confidentiality. Prior to the Closing Date and after any termination of this Agreement, FSG and its affiliates will hold, and will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning STI furnished to FSG or its affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by FSG, (ii) in the public domain through no fault of FSG or (iii) later lawfully acquired by FSG from sources other than STI or the STI Shareholders; provided that FSG may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by FSG of the confidential nature of such information and are directed by FSG to treat such information confidentially. The obligation of FSG and its affiliates to hold such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, FSG and its affiliates will, and will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to STI, upon request, all documents and other materials, and all copies thereof, obtained by FSG and its affiliates or on their behalf from STI or the STI Shareholders in connection with this Agreement that are subject to such confidence.

Section 6.02 Covenants of STI. STI agrees that:

(a) Conduct of STI. During the period from the date of this Agreement and continuing until the Closing Date, STI shall conduct its business in the ordinary course consistent with past practices and to use its best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, STI will not:

(i) Adopt or propose any change in its certificate of incorporation or bylaws;

(ii) Merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

(iii) Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the STI Balance Sheet (or the notes thereto) or incurred in the ordinary course of business consistent with past practice;

(iv) Except as expressly permitted by this Agreement, sell, lease, license or otherwise dispose of any material assets or properties except (A) pursuant to existing contracts or commitments and (B) in the ordinary course of business consistent with past practice; or

(v) Agree or commit to do any of the foregoing.

STI will not (i) take or agree or commit to take any action that would make any representation and warranty of FSG inaccurate in any respect at, or as of any time prior to, the Closing Date, (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time or (iii) make any agreement or reach any understanding not approved in writing by FSG as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement.

(b) Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), STI shall afford to the officers, employees, accountants, counsel and other representatives of FSG, access, during normal business hours during the period prior to the Closing, to all of STI’s properties, books, contracts, commitments and records and, during such period, STI shall furnish promptly to the other all information concerning STI’s business, properties and personnel as FSG may reasonably request, in each case, to the extent necessary to permit FSG to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date.

(c) Confidentiality. Prior to the Closing Date and after any termination of this Agreement, STI and its affiliates will hold, an will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning FSG furnished to STI or its affiliates in connection with the transaction contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by STI, (ii) in the public domain through no fault of STI or (iii) later lawfully acquired by STI from sources other than FSG; provided that STI may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by STI of the confidential nature of such information and are directed by STI to treat such information confidentially. The obligation of STI and its affiliates to hold such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, STI and its affiliates will, and will use best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to FSG, upon request, all documents and other materials, and all copies thereof, obtained by STI and its affiliates or on their behalf from FSG in connection with this Agreement that are subject to such confidence.

Section 6.03 Covenants of the STI Shareholders. The STI Shareholder agrees to use best efforts to cause STI to perform each covenant thereof set forth herein on a timely basis.

Section 6.04 Covenants of Both Parties. Each party hereto agrees that:

(a) Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees (i) to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, and (ii) to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(b) Certain Filings. Each of the parties will cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

(c) Public Announcements. Before any party releases any information concerning this Agreement or any of the other transactions contemplated hereby or in connection herewith which is intended for or may result in public dissemination thereof, it shall cooperate with the other parties, shall furnish drafts of all documents or proposed oral statements to the other parties for comment, and shall not release any such information without the written consent of STI (in the case of release by FSG) or FSG (in the case of releases by STI or the STI Shareholder). Nothing contained herein shall prevent a party from releasing any information if required to do so by law.

(d) Notices. Each of the parties shall give prompt notice to the other parties of: (a) any notice of, or other communication relating to, a default or event which, with notice or the lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Closing, under any agreement, indenture or instrument material to the financial condition, properties, businesses or results of operations of it and its subsidiaries, taken as a whole, to which it or any of its subsidiaries is a party or is subject; (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, which consent, if required, would breach the representations contained in Articles III, IV or V; and (c) any other material fact or occurrence or any pending or threatened material occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party’s obligations under this Agreement not to be fully satisfied.

ARTICLE VII
CONDITIONS

Section 7.01 Conditions to Each Party's Obligation. The obligation of each party to consummate the Closing is subject to the satisfaction of the following conditions:

(a) All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any Governmental Entity, and all required third party consents, shall have been filed, occurred or been obtained.

(b) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Closing and shall be in effect.

Section 7.02 Conditions to Obligation of FSG. The obligation of FSG to consummate the Closing is subject to the satisfaction of the following further conditions:

(a) The representations and warranties of STI and the STI Shareholder set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except if and to the extent any failures to be true and correct would not, in the aggregate, reasonable be expected to have a Material Adverse Effect of STI.

(b) STI and the STI Shareholder shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) FSG shall have a received a certificate signed by the Chief Executive Officer of STI confirming Section 7.02(a) and (b).

(d) FSG shall have received (i) resolutions duly adopted by the Board of Directors of the STI approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable STI to comply with the terms of this Agreement, and (ii) all other documents it may reasonably request relating to the existence of STI and the authority of STI for this Agreement, all in form and substance reasonable satisfactory to FSG.

Section 7.03 Conditions to Obligations of STI and STI Shareholders. The obligations of STI and the STI Shareholder to consummate the Closing are subject to the following further conditions:

(a) The representations and warranties of FSG set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Closing Date) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

(b) FSG shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) STI shall have a received a certificate signed by the Chief Executive Officer of FSG confirming Section 7.03(a) and (b).

(d) STI shall have received (i) resolutions duly adopted by the Board of Directors of FSG approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable FSG to comply with the terms of this Agreement, and (ii) all other documents it may reasonably request relating to the existence of FSG and the authority of FSG for this Agreement, all in form and substance reasonable satisfactory to STI.

(e) FSG shall have made all filings, and taken all actions, necessary to comply with all reporting requirements under federal and state securities laws (including without limitation, applicable “blue-sky” laws) with regard to the issuance of FSG Shares as contemplated by this Agreement other than the filing of Form D up to 15 days following the Closing. Without limiting the generality of the foregoing, any prescribed periods within which a “blue sky” or securities law administrator may disallow FSG’s notice of reliance on an exemption from such state’s requirements, shall have elapsed at or prior to the Closing Date.

(f) FSG shall have received the resignations, effective as of the Closing, of all of its officers and directors.

ARTICLE VIII
TERMINATION AND AMENDMENT

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual consent of STI and FSG;

(b) by either STI or FSG if the Closing shall not have been consummated before December 31, 2006 (unless the failure to consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement); or

(c) by either STI or FSG if (i) the conditions to such party's obligations shall have become impossible to satisfy or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Closing shall have become final and non-appealable.

Section 8.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Sections 6.01(c) and 6.02(c). Nothing contained in this Section 8.02 shall relieve any party from liability for any breach of this Agreement.

Section 8.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04 Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX
MISCELLANEOUS

Section 9.01 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement between the parties; any provisions of such agreements which are inconsistent with the transactions contemplated by this Agreement being waived hereby) and (b) shall not be assigned by operation of law or otherwise.

Section 9.02 Non-Survival of Representations and Warranties. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing. This Section 9.02 shall not limit any claim for fraud or any covenant or agreement of the parties which by its terms contemplates performance after the Closing Date.

Section 9.03 Expenses. Whether or not the transactions contemplated in this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, will be paid by the party incurring such expense or as otherwise agreed to herein.

Section 9.04 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or by the most nearly comparable method if mailed from or to a location outside of the United States or by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy, telex, or similar telecommunications equipment) against receipt to the party to which it is to be given at the address of such party set forth in the signature pages to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 9.04. Any notice or other communication given by certified mail (or by such comparable method) shall be deemed given at the time of certification thereof (or comparable act), except for a notice changing a party's address which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 9.04 shall be deemed given at the time of receipt thereof.

Section 9.05 Parties in Interest. This Agreement will inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

Section 9.06 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all together will constitute one document. The delivery by facsimile of an executed counterpart of this Agreement will be deemed to be an original and will have the full force and effect of an original executed copy.

Section 9.07 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.08 Headings. The Article and Section headings are provided herein for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

Section 9.09  Governing Law. This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the State of Delaware without regard to any applicable principles of conflicts of law.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in a manner legally binding upon them as of the date first above written.

FINANCIAL SYSTEMS GROUP, INC.

By:
Name: Title: Address:

Attest: Name: Title: Secretary

SOLANA TECHNOLOGIES, INC.

By:
Name: David Walters Title: Chief Executive Officer Address: 30900 Rancho Viejo Road San Juan Capistrano, CA 92675

Attest: Name: Title: Secretary

STI SHAREHOLDER:

By:
Name: Monarch Bay Capital Group, LLC By: David Walters, Managing Director Address: 30900 Rancho Viejo Road San Juan Capistrano, CA 92675